As filed with the U.S. Securities and Exchange Commission on November 30, 2022

Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

Ceragon Networks Ltd.
(Exact Name of Registrant as Specified in its charter)
Israel		N/A
(State or Other Jurisdiction of		(I.R.S. Employer
Incorporation or Organization)		Identification No.)

3 Uri Ariav St.
PO Box 112, Rosh Ha’Ayin 4810002, Israel
(Address of Principal Executive Offices) (Zip Code)

Ceragon Networks Ltd. Amended and Restated Share Option and RSU Plan (the “Plan”)

 (Full Title of the Plan)

Ceragon Networks, Inc.
851 International Parkway, Suite 130
 Richardson, Texas 75081, USA

 (Name and Address of Agent for Service)
(201) 853-0231

(Telephone Number, including Area Code, of Agent for Service)

Copies to:
Todd Lenson, Esq.	Doron Arazi
Kramer Levin Naftalis & Frankel LLP	Ceragon Networks Ltd.
1177 Avenue of the Americas	Nitzba City, 5 Uri Ariav St., PO Box 112
New York, New York 10036	Rosh Ha’Ayin 4810002, Israel
Tel: 212-715-9216	Tel: 972-3-543-1000
Fax: 212-715-8216	Fax: 972-3-543-1600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,”  “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filing ☐	Smaller reporting company ☐ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financing accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Ceragon Networks Ltd. (the “Registrant”) registers Ordinary Shares as necessary for anticipated grants under the Plan.  This Registration Statement relates to an additional 7,697,511 Ordinary Shares of the Registrant that are being issued and sold, or may be issued and sold, upon exercise of options or settlement of restricted share units granted by the Registrant to participants in the Plan, as approved by the Board of Directors on November 8, 2022.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The document(s) containing the information specified in this Part I will be sent or given to the participants in the Plan listed on the cover page of this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof), taken together, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The Registrant hereby incorporates by reference in this Registration Statement the following documents:

(i) The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2021, filed with the Commission on May 2, 2022 (File No. 000-30862);

(ii) The Registrant’s Reports of Foreign Issuer on Form 6-K, filed with the Commission on June 28, 2022, July 18, 2022, July 19, 2022, July 21, 2022, July 25, 2022, July 26, 2022, July 29, 2022, August 3, 2022, August 8, 2022, August 10, 2022, August 15, 2022, August 17, 2022, August 18, 2022, August 19, 2022, August 23, 2022, August 29, 2022, September 19, 2022, September 20, 2022, October 3, 2022, October 11, 2022, October 24, 2022 and November 7, 2022 (File No. 000-30862); and

(iii) The description of the Registrant’s Ordinary Shares contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on August 4, 2000, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, and all Reports of Foreign Private Issuer on Form 6-K submitted by the Registrant to the Commission during such period, or portions thereof, that are identified in such forms as being incorporated into this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. Any document, or any statement contained in a document, incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a document or statement contained herein, or in any other subsequently filed document that also is deemed to be incorporated by reference herein, modifies or supersedes such document or statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information appearing in this Registration Statement is qualified in its entirety by the information appearing in the documents incorporated by reference.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Registrant’s Articles of Association allow the Registrant to indemnify and insure its office holders (as such term is defined in the Israeli Companies Law, 1999 and the regulations promulgated thereunder; the “Companies Law”) to the fullest extent permitted by law.  The indemnification letters that are granted to each of the Registrant’s present and future office holders cover exemption from, indemnification and insurance of certain liabilities imposed under the Companies Law, and the Israeli Securities Law, 1968, or the “Securities Law”.

The Registrant’s Articles of Association provide that, subject to the provisions of the Companies Law, the Registrant may:

(1)
enter into a contract for the insurance of all or part of the liability imposed on our office holder in respect of an act or omission performed by him or her in his or her capacity as an office holder, regarding each of the following:

•	a breach of the duty of care to the Registrant or to another person;
•	a breach of duty of loyalty to the Registrant, provided that the officer acted in good faith and had reasonable grounds to assume that the act would not prejudice the Registrant’s interests;
•	monetary liabilities or obligations imposed upon him or her in favor of another person; and/or
•	any other event, occurrence or circumstance in respect of which the Registrant may lawfully insure an office holder.

Without derogating from the aforementioned, subject to the provisions of the Companies Law and the Securities Law, the Registrant may also enter into a contract to insure an office holder in respect of expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder or payment required to be made to an injured party, pursuant to certain provisions of the Securities Law.

(2)
Subject to the provisions of the Companies Law, indemnify its office holders for an obligation or expense specified below, imposed on or incurred by the office holder in respect of an act or omission performed in his or her capacity as an office holder, as follows:

•	a financial liability imposed on him or her in favor of another person by any judgment, including a settlement or an arbitration award approved by a court.
•
reasonable litigation expenses, including attorney’s fees, incurred by the office holder as a result of an investigation or proceeding instituted against him by a competent authority which concluded without the filing of an indictment against him and without the imposition of any financial liability in lieu of criminal proceedings, or which concluded without the filing of an indictment against him but with the imposition of a financial liability in lieu of criminal proceedings concerning a criminal offense that does not require proof of criminal intent or in connection with a financial sanction (the phrases “proceeding concluded without the filing of an indictment” and “financial liability in lieu of criminal proceeding” shall have the meaning ascribed to such phrases in section 260(a)(1a) of the Companies Law);

•
reasonable litigation expenses, including attorneys’ fees, expended by an office holder or charged to the office holder by a court, in a proceeding instituted against the office holder by the Company or on its behalf or by another person, or in a criminal charge from which the office holder was acquitted, or in a criminal proceeding in which the office holder was convicted of an offense that does not require proof of criminal intent;

•
expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder, or payment required to be made to an injured party, pursuant to certain provisions of the Securities Law; and/or

•	any other event, occurrence or circumstance in respect of which we may lawfully indemnify an office holder.

The Registrant may undertake to indemnify an office holder as aforesaid: (a) prospectively, provided that, in respect of the first act (financial liability) the undertaking is limited to events which in the opinion of the Board of Directors are foreseeable in light of the Registrant’s actual operations when the undertaking to indemnify is given, and to an amount or criteria set by the Board of Directors as reasonable under the circumstances, and further provided that such events and amount or criteria are set forth in the indemnification undertaking; and (b) retroactively.

Under the Companies Law and in accordance with the Registrant’s Articles of Association, the Registrant may not exempt an office holder from liability for a breach of his or her duty of loyalty, but may exempt in advance an office holder from his or her liability to the Registrant, in whole or in part, for a breach of his or her duty of care (except in connection with distributions), provided that the Articles of Association allow it to do so. The Registrant’s Articles of Association allow it to exempt its office holders to the fullest extent permitted by law. The Registrant may also approve an action taken by the office holder performed in breach of the duty of loyalty, if the office holder acted in good faith, the action does not adversely affect the Registrant and the office holder has disclosed to the Registrant’s board of directors any personal interest in the action.

Notwithstanding the foregoing, pursuant to the Companies Law the Registrant may not exempt or indemnify an office holder nor enter into an insurance contract which would provide coverage for any monetary liability incurred as a result of any of the following:

•
a breach by the office holder of his or her duty of loyalty, except that the company may enter into an insurance contract or indemnify an office holder if the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the Registrant;

•	a breach by the office holder of his or her duty of care, if such breach was intentional or reckless, but unless such breach was solely negligent;
•	any act or omission intended to derive an illegal personal benefit; or
•	any fine, civil fine, financial sanction or monetary settlement in lieu of criminal proceedings imposed on such office holder.

In addition, under the Companies Law, exemption and indemnification of, and procurement of insurance coverage for, the Registrant’s office holders must be approved by the Registrant’s Compensation Committee and its Board of Directors and, with respect to an office holder who is CEO or a director, also by its shareholders. However, according to the Israeli Companies Regulations (Relief from Related Party Transactions) – 2000, shareholders’ and Board approvals for the procurement of such insurance coverage are not required if the insurance policy is approved by the Registrant’s Compensation Committee and: (i) the terms of such policy are within the framework for insurance coverage as approved by the Registrant’s shareholders and set forth in its Compensation Policy; (ii) the premium paid under the insurance policy is at fair market value; and (iii) the insurance policy does not and may not have a substantial effect on the Registrant’s profitability, assets or obligations. As required under the Companies Law, the Registrant’s Compensation Committee and, to the extent required under Israeli law, its board of directors and shareholders have approved the indemnification and insurance of the Registrant’s office holders, as well as the resolutions necessary both to (i) exempt the Registrant’s office holders in advance from any liability for damages arising from a breach of their duty of care to us, to the fullest extent permitted by law, and (ii) to provide them with the indemnification, undertakings and insurance coverage they have received from the Registrant in accordance with its Articles of Association.

ITEM 8. EXHIBITS

The following is a list of exhibits filed as a part of this Registration Statement and incorporated herein:

EXHIBIT NO.	DESCRIPTION
4.1
Articles of Association of the Registrant, as amended September 20, 2016 (incorporated herein by reference to Exhibit 1.2 to the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2016 (No. 000-30862), filed with the Commission on April 7, 2017)

4.2
Ceragon Networks Ltd. Amended and Restated Share Option and RSU Plan (incorporated herein by reference to Exhibits 4.6, 4.7 and 4.8 to the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2014, filed with the Commission on April 2, 2015)

5.1	Opinion of Shibolet & Co., Law Firm
23.1	Consent of Kost Forer Gabbay & Kasierer, Independent Registered Public Accounting Firm, a Member of Ernst & Young Global
23.2	Consent of Shibolet & Co., Law Firm (included in Exhibit 5.1)
24.1	Power of Attorney (included in the signature pages to this Registration Statement)
107	Filing Fee Table

ITEM 9. UNDERTAKINGS

(a)          The undersigned Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          to reflect in the prospectus of any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)         to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment of any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person of the Registrant in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rosh Ha’Ayin, State of Israel, on the 30th day of November, 2022.

Ceragon Networks Ltd. By: /s/ Doron Arazi Doron Arazi President and Chief Executive Officer

POWER OF ATTORNEY

 Each of the undersigned appoints Doron Arazi, Ronen Stein and Zvi Maayan, and each of them singly, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution in each of them singly, for him or her and his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement of Ceragon Networks Ltd., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any or each of them or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Zohar Zisapel Zohar Zisapel	Chairman of the Board of Directors	November 30, 2022
/s/ Doron Arazi Doron Arazi	President and Chief Executive Officer (principal executive officer)	November 30, 2022
/s/Ronen Stein Ronen Stein	Chief Financial Officer (principal financial and accounting officer)	November 30, 2022
/s/Shlomo Liran Shlomo Liran	Director	November 30, 2022
/s/ Efrat Makov Efrat Makov	Director	November 30, 2022
/s/ Rami Hadar Rami Hadar	Director	November 30, 2022
/s/ Ilan Rosen Ilan Rosen	Director	November 30, 2022
/s/ David Ripstein David Ripstein	Director	November 30, 2022
/s/ Ira Palti Ira Palti	Director	November 30, 2022

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed the Registration Statement solely in the capacity of the duly authorized representative of the Registrant in the United States on November 30, 2022.

Ceragon Networks, Inc. By: /s/ Ronen Rotstein Ronen Rotstein Regional President North America

INDEX TO EXHIBITS

The following is a list of exhibits filed as part of this Registration Statement:

EXHIBIT NO.	DESCRIPTION
4.1
Articles of Association of the Registrant, as amended September 20, 2016 (incorporated herein by reference to Exhibit 1.2 to the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2016 (No. 000-30862), filed with the Commission on April 7, 2017)

4.2
Ceragon Networks Ltd. Amended and Restated Share Option and RSU Plan (incorporated herein by reference to Exhibits 4.6, 4.7 and 4.8 to the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2014, filed with the Commission on April 2, 2015)

5.1	Opinion of Shibolet & Co., Law Firm
23.1	Consent of Kost Forer Gabbay & Kasierer, Independent Registered Public Accounting Firm, a Member of Ernst & Young Global
23.2	Consent of Shibolet & Co., Law Firm (included in Exhibit 5.1)
24.1	Power of Attorney (included in the signature pages to this Registration Statement)
107	Filing Fee Table